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                                                               EXHIBIT-99.B4(ii)

                                 EXHIBIT 4(ii)

             Contract Amendment pursuant to Tax Reform Act of 1984
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                               CONTRACT AMENDMENT

The purpose of this Amendment is to qualify the policy as an annuity contract in accordance with Section 72(s) of the Internal Revenue Code of 1954, as amended. The provisions of this Amendment shall apply even if they differ with any other provisions of the policy. We reserve the right to change any provisions in this policy in order to comply with any further requirements, regulations, or rulings pertaining to Section 72(s).

Pursuant to the requirements of the Tax Reform Act of 1984, this Contract is amended as follows:

   1.   A Contingent Owner, if named, must be the spouse of the Contract Owner.

   2. If the Contract Owner dies before the Income Date, the entire Contract Value will be distributed within five (5) years of the date of death unless:

       (i) It is payable over the lifetime of a designated Beneficiary with distributions within one (1) year of the date of death; or

       (ii) The Contingent Owner, if any, continues the Contract in his or her own name.

   3. An election by a Beneficiary to receive the periodic payments in lieu of a lump sum payment, must be made within sixty (60) days after the date on which such lump sum first becomes payable.

                                   Sentry Life Insurance Company of New York




                                   __________________________________________
                                   Caroline E. Fribance, Secretary